EXHIBIT 10 (a)

                               EMPLOYMENT CONTRACT

          THIS AGREEMENT ("Agreement"), made and entered into this 1st day of January, 1995, by and between Alltimate Catering, LLC, an Indiana limited liability company with its principal office at 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350 ("Alltimate"), and Demetrio Bayt, an individual over the age of eighteen years of Indianapolis, Indiana ("Bayt").

                               W I T N E S S E T H

           WHEREAS, Alltimate has purchased the catering business previously owned and operated by Bayt (the "Business") pursuant to a certain Asset Purchase Agreement, dated as of January 1, 1995 (the "Purchase Agreement"); and

           WHEREAS, Alltimate and Bayt acknowledge and agree that Alltimate's retention of Bayt's talents and future services was a material consideration in connection with Alltimate's decision to acquire the Business and is essential to Alltimate's future success because of Bayt's extensive experience and expertise in the food catering business; and

           WHEREAS, Bayt desires to be employed by Alltimate in the executive capacity described below;

           NOW, THEREFORE, in consideration of the premises and in consideration of the terms, conditions and covenants hereinafter set forth, Alltimate and Bayt agree as follows:

           1. EMPLOYMENT. Alltimate hereby employs Bayt as of the Closing Date (as defined in the Purchase Agreement) for the Term (hereinafter defined) on the terms and covenants and subject to the conditions set forth in this Agreement to perform the services as Executive Vice President of Alltimate, and Bayt agrees to and accepts such employment, subject to the general supervision of the President and Chief Operating Officer of Alltimate and the Chief Executive Officer of Alltimate's parent company, Marsh Supermarkets, Inc. ("Marsh") and pursuant to the orders, advice and direction of the Board of Directors of Marsh. Bayt agrees to perform all duties customarily performed by the executive vice presidents of other operating divisions of Marsh and of similar businesses as that engaged in by Alltimate, and shall also perform such other and unrelated duties consistent with the responsibilities of his position as may be assigned to him by the Chief Executive Officer or Board of Directors of Marsh. During the Term, Alltimate shall not have the right to terminate Bayt except for fraud or embezzlement under applicable law, gross dereliction of his duties hereunder (after notice and opportunity to cure) or his conviction of any crime in connection with his employment with Alltimate or any of its affiliated companies (hereinafter referred to as "Cause"), and Bayt shall be entitled to all of the benefits and payments to be made and provided by Alltimate under this Agreement at all times during the Term except as otherwise provided in paragraph 5 hereof.

           2. TERM. The term of this Agreement (the "Term") shall commence on January 1, 1995 and shall terminate at the end of the fifth Fiscal Year (as defined in the Purchase Agreement). All accrued rights, including any right to a Bonus, shall survive the Term and the termination of Bayt's employment.

           3. SALARY. Alltimate shall pay to Bayt an annual salary during the Term of One Hundred Fifteen Thousand and 00/100 Dollars ($115,000.00), payable in thirteen (13) periodic installments at the same time other members of Marsh's senior management are paid (the "Salary"). During the Term, the Salary may be increased by the Salary Committee of the Board of Directors of Marsh, but shall not be subject to any decrease, except as provided in paragraph 5 hereof.

           4. BONUS Within sixty (60) days after the end of each Fiscal Year during the Term, Alltimate shall pay to Bayt an incentive bonus equal to twelve and one-half percent (12.5%) of the amount, if any, by which Buyer's Earnings (as defined in the Purchase Agreement) in such Fiscal Year exceeds Base Earnings (as defined in the Purchase Agreement) (the "Bonus"), except as hereinafter provided in paragraph 5 hereof. Except as otherwise provided in paragraph 5 hereof, in the event Bayt is not an employee of Alltimate or any of its affiliates at the end of any Fiscal Year during the Term, the Bonus for that Fiscal Year and any successive Fiscal Year during the Term shall be equal to the greater of (a) the Bonus calculated for that Fiscal Year prorated to the date of Bayt's termination or (b) the amount of the Bonus paid to Bayt for the last full Fiscal Year during which Bayt was employed by Alltimate.

           5. ADJUSTMENTS TO COMPENSATION Notwithstanding anything contained in paragraphs 3 or 4 of this Agreement to the contrary, (A) the Salary or any Bonus to be paid to Bayt in or with respect to the third Fiscal Year pursuant to this Agreement shall be reduced by the amount, if any, by which the sum of the Bonuses paid or to be paid to Bayt with respect to the first three (3) Fiscal Years exceed twelve and one-half percent (12.5%) of the amount by which Cumulative Earnings (as defined in the Purchase Agreement) exceed Cumulative Base Earnings (as defined in the Purchase Agreement), and (B) in the event Bayt (i) is terminated for Cause or (ii) voluntarily resigns his employment with Alltimate, he shall not be entitled to (a) a Bonus with respect to the Fiscal Year in which any such termination or voluntary resignation occurs or any Fiscal Year subsequent thereto, or (b) to a Salary for any period subsequent to the date of any such termination or voluntary resignation or in any Fiscal Year subsequent thereto.

               6. BENEFITS. Bayt shall be eligible to participate in the same fringe benefit plans upon the same terms and conditions and to the extent now or hereafter generally made available by Marsh to its executive officers. Benefits which Marsh currently makes available to its executive officers are set forth on "Exhibit A" (the "Benefits"). To the extent that participation in any such plan is not possible for causes beyond Alltimate's reasonable control, Alltimate shall make available to Bayt substantially similar benefits on the same terms and conditions as Marsh has made available to its similarly situated executive officers.

           7. BEST EFFORTS. Alltimate and Bayt acknowledge and agree that Bayt's services for the Term are contemplated in and an integral part of the Purchase Agreement. Therefore, Bayt covenants and agrees that he will at all times while employed by Alltimate faithfully, diligently, and to the best efforts of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement. Such duties shall be rendered at such place or places as Alltimate or Marsh shall in good faith require or as the interests, needs, business or opportunity of Alltimate shall reasonably require.

           8. OTHER EMPLOYMENT At all times while employed by Alltimate, Bayt shall devote all of his time, attention, knowledge and skills solely to the business and interest of Alltimate, and Alltimate shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services and advice of Bayt. During the Term, Bayt shall not be interested, directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, employee, agent, consultant or any other capacity in any other business similar to Alltimate's food or vending business.

           9. RECOMMENDATIONS. Bayt shall make available to Alltimate all information related to Alltimate food and vending business of which Bayt shall have any knowledge and shall make all suggestions and recommendations that he reasonably believes will be beneficial to Alltimate.

           10. CONFIDENTIALITY. Bayt shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other entity in any manner whatsoever any information which is not known or publicly available concerning any matters affecting or relating to the business of Alltimate or its parent and affiliated companies, including without limitation any of its customers, prices, profits, sales or any other non-public information concerning the business of Alltimate or its parent and affiliated companies, the manner of their operations, their plans and processes, or other data without regard to whether all of the above stated matters will be deemed confidential, material or important, Alltimate and Bayt specifically and expressly stipulating that as between them such non-public information is important, material and confidential and gravely affect the effective and successful conduct of the business of Alltimate, Marsh and its affiliated companies, their goodwill, and that any material breach of the terms of this paragraph shall be a material breach of this Agreement. The foregoing terms and conditions shall survive the Term for a period of two (2) years.

           11. COVENANT NOT TO COMPETE. Bayt agrees that during the Term and for a period of one (1) year thereafter, Bayt will not, within a seventy-five mile radius of each location at which Alltimate is then conducting business, directly or indirectly engage in any food catering business or businesses except on behalf of Alltimate. The phrase "directly or indirectly engaging in any food catering business or businesses" shall include, but not be limited to, engaging in such business as an owner, partner, investor, manager, shareholder, consultant, advisor, member, employee or agent of any person, firm, corporation or other entity engaged in such business or being interested directly or indirectly in any such business conducted by any person, firm, corporation or other entity; provided, however, this paragraph shall not prohibit ownership of securities of any publicly traded company.

           12. REMEDIES Bayt agrees that in the event Bayt violates or breaches the covenant not to compete set forth in paragraph 11, Bayt shall pay as liquidated damages to Alltimate the sum of Two Thousand Five Hundred Dollars ($2,500.00) per day for each day or part thereof that any such violation or breach continues. Bayt and Alltimate agree that and recognize that damages in the event of any breach or violation of this covenant by Bayt or his voluntary resignation would be difficult or impossible to ascertain though great and irreparable, and that this Agreement with respect to liquidated damages shall in no event disentitle Alltimate to injunctive relief in the event of any breach or violation by Bayt of the covenant not to compete.

           13. ENTIRE AGREEMENT. This Agreement contains the complete agreement and understanding between the parties with regard Alltimate's employment of Bayt and supersedes all prior and other agreements, understandings, representations, or statements regarding the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns.

           IN WITNESS WHEREOF, Alltimate and Bayt have executed this Agreement as of the date first above written.


                           ALLTIMATE:
                            ALLTIMATE CATERING, LLC
                            By:  Marsh Supermarkets, Inc., Chief Operating
                                    Officer

                                 By: ____________________________________
                                     Don E. Marsh, Chairman of the Board,
                                        President and Chief Executive Officer


    Attest: ___________________________
            P. Lawrence Butt, Secretary

    BAYT:


    ___________________________
    Demetrio Bayt
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                                                                     EXHIBIT A

                               CURRENT FRINGE BENEFITS


          Bayt shall be eligible to participate in the following fringe benefit plans upon the same terms and subject to the same conditions and to the extent currently made available to members of the senior management of
  Marsh:

           1.   Medical benefits plan;
           2. Employees' Pension Plan of Marsh Supermarkets, Inc. and Subsidiaries;
           3.   Marsh Supermarkets, Inc. 401-k Plan;
           4.   Marsh Supermarkets, Inc. Flexible Benefit (Section 125) Plan;
           5.   Executive Life Insurance Plan;
           6.   Supplemental Retirement Plan;
           7.   Short Term Disability Plan;
           8.   Long Term Disability Plan;
           9.   Marsh Supermarkets, Inc. Accidental Death and Disability Plan;
                and
           10.  Marsh Supermarkets, Inc. Group Life Insurance Plan.

           Bayt shall not be entitled to participate in the Management Incentive Plan with respect to any Fiscal Year during the Term.

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    The Employment Contract with Jack Bayt is in the same form  as the foregoing except for the name of the employee.